Exhibit 5.1

August 14, 2017

Evolent Health, Inc.

8,816,120 Shares of Class A Common Stock

Ladies and Gentlemen:

We have acted as counsel for Evolent Health, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Prospectus Supplement dated August 8, 2017, relating to the offer and sale of 8,816,120 shares of the Company’s Class A common stock, par value $0.01 per share (the “Shares”), by the Company.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for the purposes of this opinion, including, without limitation: (a) the Second Amended and Restated Certificate of Incorporation of the Company; (b) the Second Amended and Restated By-laws of the Company; (c) the Certificate of Formation of Evolent Health LLC; (d) the Third Amended and Restated Operating Agreement of Evolent Health LLC; (e) resolutions adopted by the Board of Directors of the Company on August 1, 2017 and resolutions adopted by the pricing committee of the Board of Directors of the Company on August 8, 2017; (f) the Registration Statement on Form S-3ASR (Registration No. 333-219755), filed with the Commission on August 7, 2017 (the “Registration Statement”), for registration under the Securities Act of 1933, as amended (the “Securities Act”), of an unlimited number of shares of Class A Common Stock, to be issued from time to time by the Company; (g) the related Prospectus dated August 7, 2017 (together with the documents incorporated therein by reference, the “Basic Prospectus”); (h) the Preliminary Prospectus Supplement dated August 7, 2017, filed with the Commission pursuant to Rule 424(b) of the General Rules and Regulations under the Securities Act; (i) the Prospectus Supplement dated August 8, 2017, filed with the Commission pursuant to Rule 424(b) of the General Rules and Regulations under the Securities Act (together with the Basic Prospectus, the “Prospectus”); (j) the Underwriting Agreement dated

August 8, 2017 (the “Underwriting Agreement”), among J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC, as representatives (the “Representatives”) of the several underwriters listed on Schedule 1 thereto (the “Underwriters”), the Company and Evolent Health LLC; and (k) a specimen certificate representing the Shares.

In rendering our opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon statements or representations of officers or directors of the Company and Evolent Health LLC, documents furnished to us by the Company and Evolent Health LLC without independent verification of their accuracy and the representations and warranties of the Company, Evolent Health LLC and the Underwriters contained in the Underwriting Agreement, and have assumed compliance by each such party with the terms of the Underwriting Agreement. Based on the foregoing and in reliance thereon, we are of opinion that the Shares have been duly and validly authorized and, when issued and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on August 14, 2017, and to the incorporation by reference of this opinion into the Registration Statement. We also consent to the reference to our firm under the caption “Legal matters” in the Prospectus. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Cravath, Swaine & Moore

Evolent Health, Inc.

800 N. Glebe Road, Suite 500

Arlington, VA 22203

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